Exhibit 10.2

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

HCP, INC.

and

QUALITY CARE PROPERTIES, INC.

Dated as of

[•], 2016

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of [•], 2016 (the “Effective Date”), by and between HCP, INC., a Maryland corporation (“Service Provider”), and QUALITY CARE PROPERTIES, INC., a Maryland corporation (“Service Recipient”).  Service Provider and Service Recipient are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”  Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the board of directors of Service Provider has determined that it is advisable and in the best interests of Service Provider and its stockholders to reorganize and separate the assets and liabilities of Service Provider into two companies:  (i) Service Provider which, following consummation of the separation, will own and conduct the HCP Business; and (ii) Service Recipient which, following consummation of the separation, will own and conduct the SpinCo Business (the “Separation”);

WHEREAS, in furtherance of the Separation, concurrently with the execution of this Agreement, Service Provider and Service Recipient are entering into a Separation and Distribution Agreement (the “Separation Agreement”); and

WHEREAS, in furtherance of the Separation and in connection with the transactions contemplated by the Separation Agreement, Service Provider will provide certain transition services to Service Recipient in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1      Definitions.  Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Separation Agreement.  As used in this Agreement, capitalized terms which are defined herein shall have the meaning ascribed to them herein, including the following terms shall have the meanings set forth in this Section 1.1:

“Host Systems” shall mean those software and information technology systems, applications and platforms selected by Service Provider, in its sole discretion, for use in connection with its provision of the Services hereunder.

“Representative(s)” shall mean (a) with respect to Service Provider, Service Provider, its Affiliates and each of their respective officers, directors, employees, consultants, contractors and agents, in each case to the extent designated by Service Provider to provide Services under this Agreement, and (b) with respect to Service Recipient, Service Recipient, its Affiliates and each of their respective officers, directors, employees, consultants, contractors and agents, in each case to the extent authorized to receive Services or to perform any obligations on behalf of Service Recipient pursuant to this Agreement.

“Service(s)” shall mean all services to be provided by Service Provider to Service Recipient as described on the Transition Services Schedule.

“Transition Services Schedule” means those applications, services, functions and reports to the extent specifically set forth in Schedule A.

“Third Party” means any Person other than Service Provider, Service Recipient or their respective Affiliates.

ARTICLE II

SERVICES

Section 2.1      General.  Subject to the terms and conditions of this Agreement, Service Recipient will purchase the Services from Service Provider and Service Provider will provide the Services to Service Recipient during the Term.  Service Recipient acknowledges and agrees that Service Provider may provide Services itself or by or through one or more of its Affiliates, Representatives or Third Parties.

Section 2.2      Transition.  Service Recipient shall use reasonable efforts to transition the provision of Services from Service Provider to Service Recipient as soon as reasonably practicable, but in no event later than the Term.  It is the Parties’ shared objective to transition responsibility for the performance of Services from Service Provider to Service Recipient in a manner that minimizes, to the extent reasonably possible, disruption to the HCP Business and SpinCo Business.  Service Provider shall have no obligation to perform any Services following the Term of this Agreement.

Section 2.3      Information.  Unless otherwise mutually agreed by the Parties, the Transition Services Schedule and any amendments thereto shall set forth, at a minimum, the following information for each listed Service:

(a)     a description of the Service to be provided;

(b)     the time period during which the Service will be provided;

(c)     the location(s) where Services are to be provided, if applicable;

(d)     the fees, if any, payable by Service Recipient for such Service in addition to the Service Fee, including, where applicable, the methodology used to determine such fees; and

(e)     any other terms uniquely applicable to such Service.

Section 2.4      Nature of Services.

(a)     Service Provider shall use reasonable efforts to perform the Services in the manner and at a relative level of service substantially similar to the manner that such Services were performed internally by Service Provider with respect to the SpinCo Business immediately prior to the Effective Date, subject to any limitations or restrictions posed by or resulting from (a) changes in the nature, scope and performance levels of such Service necessitated by the Separation or the transactions contemplated by the Separation Agreement, (b) any modification in process for providing Services necessitated by the separation of the SpinCo Business from Service Provider’s continuing operations, (c) any change in scope (as agreed in writing by the Parties from time-to-time during the Term of this Agreement), (d) any restrictions imposed on Service Provider by applicable Law, and (e) any contractual obligations owed by Service Provider to any Third Party(ies). For the avoidance of doubt, in providing the Services, Service Provider may use any information systems, hardware, software, processes and procedures it deems necessary or desirable in its reasonable discretion.

(b)     To the extent Service Provider fails to provide Services in accordance with the terms of this Agreement, as Service Recipient’s sole and exclusive remedy for such failure, Service Provider shall correct the non-conforming portion of the Services.  Notwithstanding the foregoing, if in Service Provider’s reasonable judgment, the non-conforming portion of the Services cannot be corrected during the Term using reasonable efforts, then Service Provider may refund to Service Recipient the amounts paid by Service Recipient with respect to the non-conforming portion of the Services, and such refund shall be Service Recipient’s sole and exclusive remedy in such case.

Section 2.5      Service Limitations.

(a)     Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary:

(i)      Except as and to the extent set forth in Section 3, Service Provider shall have no obligation to provide Service Recipient with access to or use of any Service Provider information technology systems, information technology, platforms, networks, applications, software databases or computer hardware;

(ii)     Service Provider shall have no obligation to provide Service Recipient with any applications, services, functions and reports other than the Services, and Service Provider shall not be obligated to provide and shall not be deemed to be providing any advisory services (including without limitation any legal, financial, accounting, insurance, regulatory or tax advice) to Service Recipient or any of its Representatives as part of or in connection with the Services or otherwise;

(iii)    Service Provider shall have no obligation (pursuant to this Agreement, as part of or in connection with the Services, as a result of storing or maintaining any data or otherwise) to prepare or deliver any notification or report to any Governmental Authority or other Person on behalf of Service Recipient or any of its Representatives; and

(iv)    in no event shall Service Provider or its Affiliates have any obligation to favor Service Recipient or any of its Affiliates’ operation of the SpinCo Business over Service Provider’s own business operations or those of its Affiliates.

(b)     Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, Service Provider shall not be required to:

(i)      perform any Service in any manner that violates or contravenes any restrictions imposed on Service Provider by applicable Law;

(ii)     perform any Service in any manner that breaches or contravenes any contractual obligations owed by Service Provider to any Third Party(ies).  Service Provider will provide written notice to Service Recipient to the extent any such Third Party contractual obligation will materially impact the provision of Services hereunder;

(iii)    hire any additional employees;

(iv)    maintain the employment of any one or more specific employees;

(v)     purchase, lease or license any additional equipment, software (including additional seats or instances under existing software license agreements) or other resources; or

(vi)    bear or pay any costs related to the transfer or conversion of the Service Recipient’s data to the Service Recipient, any Representative of the Service Recipient, or any alternate supplier of Services.

(c)     Service Provider shall have the right to shut down temporarily for maintenance or similar purposes the operation of any facilities or systems providing any Service whenever in Service Provider’s reasonable judgment such action is necessary or advisable for general maintenance or emergency purposes; provided that Service Provider will use its reasonable efforts to schedule non-emergency maintenance impacting the Services so as not to materially disrupt the operation of the SpinCo Business by Service Recipient. Service Provider will use reasonable efforts to give Service Recipient reasonable advance notice of any planned shutdown. With respect to the Services dependent on the operation of such facilities or systems, Service Provider shall be relieved of its obligations hereunder to provide such Services during the period that such facilities or systems are shut down.  Service Recipient acknowledges that certain Services may be subject to network or other delays outside of Service Provider’s direct control and that the Services may be affected by such network or other delays in the same manner.

(d)     Service Provider shall be excused from performing any Service under this Agreement to the extent that, and for so long as, it is prevented from performing such Service as a result of Service Recipient’s or any of its Representatives’ failure to comply with Service Recipient’s obligations under this Agreement.

Section 2.6      Additional Services.  During the Term, the Parties may identify additional services that are not described in the Transition Services Schedule (collectively, the “Additional Services”).  Upon mutual agreement by the Parties with respect to the price, terms and conditions for the provision of a given Additional Service, the Parties shall execute a written amendment to the then-current Transition Services Schedule to reflect such Additional Service and associated price, terms and conditions.  Neither Party shall have any obligation to execute any amendment to the initial or any subsequent version of the Transition Services Schedule.

Section 2.7      Use of Services.  Service Provider shall not be required to provide the Services to any Person other than Service Recipient and its Affiliates, and shall not be required to provide Services in connection with anything other than the Service Recipient’s or its Affiliates’ use or operation of the SpinCo Business after the Effective Date.  Service Recipient shall not, and shall not permit its or any of its Affiliates’ employees, agents or representatives to, resell any Services to any Third Party or permit the use of any Services by any Third Party.

Section 2.8      Third Party Consents.   If (a) Service Provider’s provision of any Service requires any license or services provided by a Third Party, (b) such Service is included in the then-current Transition Services Schedule, and (c) Service Provider’s contract with the applicable Third Party for the Service does not permit such Third Party license or service to be provided by or passed through Service Provider (as a non-Affiliate service provider) to Service Recipient, then Service Provider will use reasonable efforts to secure the consent of such Third Party to provide Service Recipient with access to such Third Party license or Service, as applicable, in accordance with the terms and conditions of this Agreement, provided, however, that in no event shall Service Provider have any obligation to make any payment or expend any funds, assume any liability, or offer or grant any accommodation or concession (financial or otherwise) to secure such consent.  If Service Provider is unable to secure the consent of the applicable Third Party vendor using its reasonable efforts, then, notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, Service Provider shall have no obligation to provide the impacted Service(s) to Service Recipient.

ARTICLE III

HOST SYSTEM ACCESS

Section 3.1      Host Systems Access. Subject to the terms and conditions of this Agreement, during the Term, Service Provider will permit the Service Recipient to access the Host Systems, in each case, for the sole purpose of receiving the Services in accordance with the terms and conditions expressly stated in this Agreement.

Section 3.2      Disabling Code. Service Recipient shall not, and shall cause each of its Representatives not to, knowingly introduce or otherwise expose any Host System to any (a) computer code or instructions (e.g., malicious code or viruses) that may disrupt, damage, or interfere with the Host System or other software or firmware stored or operated thereon, (b) device that is capable of automatically or remotely stopping any Host System from operating, in whole or in part (e.g., passwords, fuses or time bombs), (c) “back doors” or “trap doors” which allow for any access or bypassing of any security feature of the Host System, or (d) any barriers designed for, or having the effect of, preventing Service Provider from accessing all or any portion of its systems, software or data.

Section 3.3      Connectivity and Compliance Measures.  Service Recipient shall, at its sole expense (a) provide all network connectivity necessary for each of its Representatives to connect to the Host Systems and (b) comply, and cause each of its Representatives to comply, with all information security policies and procedures of Service Provider of which they are informed in connection with their access to the Host Systems and receipt and use of the Services.

ARTICLE IV

TERM AND TERMINATION

Section 4.1      Term.  This Agreement shall commence on the Effective Date and terminate on the earlier of (a) twelve (12) months after the Effective Date or (b) completion of all Services to be provided by Service Provider under this Agreement (the “Initial Term”), unless earlier terminated under this Section 4.  This Agreement may be extended, either in whole or with respect to one or more of the Services, by mutual written agreement of the Parties, consent to which extension shall be in each Party’s absolute discretion (a “Renewal Term,” and together with the Initial Term, the “Term”); and provided further that any Service which is subject to a Renewal Term shall be provided by or on behalf of Service Provider to the Service Recipient during the Renewal Term at a price to be mutually agreed upon in writing by the Parties.

Section 4.2      Termination.

(a)     Either Party may terminate this Agreement in its entirety or with respect to affected Services if the other Party commits a material breach of this Agreement and fails to cure such breach within fifteen (15) business days (or five (5) business days in the event of a payment breach) after receiving written notice of the breach.  Each Party hereby acknowledges and agrees that any breach by any of its Representatives of any term or condition of this Agreement shall be deemed to be a breach by such Party of such term or condition.

(b)     Service Recipient may terminate this Agreement, either with respect to all or any portion of any one or more of the Services provided to Service Recipient hereunder, for any reason or for no reason, at any time upon at least thirty (30) days’ prior written notice to Service Provider, unless the Transition Services Schedule specifically provides otherwise.  Service Recipient acknowledges and agrees that (a) Services provided by Third Parties may be subject to term-limited licenses and contracts between Service Provider and applicable Third Parties (collectively, “Provider Third Party Contracts”), (b) the renewal periods under the Provider Third Party Contracts may be for fixed periods, and (c) Service Provider may not have the right to renew certain Provider Third Party Contracts.  As a result, Service Recipient agrees that (i) if Service Provider is required to extend any Provider Third Party Contract in order to continue to provide any Service during the Term, then Service Recipient shall be required to pay

Service Provider the amount of any renewal fees or purchase commitments applicable to the relevant Service for the full renewal period specified in the applicable Provider Third Party Contract, regardless of whether the Term or Service Provider’s provision of the relevant Service ends prior to the end of the relevant renewal period, and (ii) Service Provider will not be required to provide any Service to the extent it is unable to renew any applicable Provider Third Party Contract.

(c)     Any provision of this Agreement which by its nature should survive the termination hereof, including the provisions of this Section 4.2 (Termination), and Articles IX, X, XI and XIII hereof shall survive the termination of this Agreement.

ARTICLE V

PAYMENT TERMS AND TAX MATTERS

Section 5.1      Charges for Services.  Service Recipient shall pay Service Provider the fee set forth on Schedule A (the “Service Fee”), plus any additional fees for particular Services as provided herein, in accordance with the terms set forth in this Article V. If and to the extent that the Services are subsequently increased (whether through the addition of Services, through the extension of the duration of particular Services, or otherwise) or reduced (whether through Service Recipient’s permitted early termination of particular Services or otherwise), the Parties shall cooperate in good faith to mutually agree upon a commensurate increase or decrease, as the case may be, in the Service Fee payable for the affected period(s) of time.

Section 5.2      Expenses.  Without limiting Service Provider’s payment obligations with respect to service charges under Section 5.1 or Provider Third Party Contracts pursuant to Section 4.2(b), Service Recipient shall, for each Service performed, reimburse Service Provider for any reasonable documented out-of-pocket expenses payable to any one or more Third Parties which are incurred by Service Provider or its Representatives in connection with the Service Provider’s provision of the Services (“Expenses”).  Without limiting the foregoing, Expenses shall include (a) expenses payable to Third Parties for tailoring, expanding or otherwise modifying any service provided to the SpinCo Business prior to the Effective Date in any manner required to provide such Service to Service Recipient in accordance with the terms and conditions of this Agreement following the Closing Date, (b) Third Party fees, costs or expenses payable by Service Provider or any of its Representatives to any Third Party(ies) for the licensing, provisioning, implementation, maintenance or operation of separate environments, separate instances of existing environments or “clean” environments necessary to provide the Services to Service Recipient, and (c) any fees payable to any Third Party(ies) that are associated with extending, expanding or maintaining Third Party licenses or other contracts necessary to provide the Services to Service Recipient.  Any individual reimbursable Expense in excess of Twenty-Five Thousand Dollars ($25,000) must be pre-approved by the SRBRM (as defined in Section 6.2).

Section 5.3      Payment Terms.   Service Provider shall invoice Service Recipient monthly for all charges pursuant to this Agreement.  To the extent the applicable invoice contains charges in addition to the Service Fee, or Expenses for which reimbursement is being sought, such invoice shall contain reasonable detail of the additional charges or the applicable

Expenses.  Service Recipient shall pay Service Provider for all amounts due for Services provided hereunder, or reimbursable Expenses incurred, within thirty (30) days from Service Provider’s delivery of an invoice therefor.  Late payments shall bear interest at the lesser of 10% per annum or the maximum rate allowed by Law.  Failure to pay amounts due hereunder pursuant to the terms of this Agreement is agreed by the Parties to be a material breach and Service Provider may terminate this Agreement under Section 4.2 hereof.

Section 5.4      Disputes.

(a)     Except as the Parties may expressly agree in writing, amounts due hereunder shall not be offset by amounts due under any other agreement.  Further, the Parties agree that disputes related to any other agreement shall not serve as grounds to delay payment obligations or otherwise fail to perform under this Agreement.

(b)     Should Service Recipient reasonably and in good faith contest any invoice (or any part thereof), or should any Party have any other dispute under this Agreement, the disputing Party shall notify the other Party in writing of such dispute and provide the other Party with a reasonably detailed description of the basis for such dispute, and in the case of a disputed invoice, prior to the payment due date for the applicable invoice.  Promptly upon the Party’s receipt of notice of such dispute, the SPBRM and SRBRM shall confer and attempt to resolve such dispute.  If the SPBRM and SRBRM are unable to resolve such dispute within ten (10) days following their initially conferring with one another about it, then the SPBRM and SRBRM shall give written notice of such dispute to the Senior Officers.  “Senior Officers” means Service Provider’s Chief Financial Officer, and Service Recipient’s Chief Financial Officer; provided, however, that, each Senior Officer shall be entitled to designate another senior functional leader of his company to act in his stead when he deems appropriate.  Promptly upon receiving notice of the dispute, the Senior Officers shall confer and attempt to resolve such dispute.  If the Senior Officers are unable to resolve such dispute within ten (10) days following their initially conferring with one another about it, then such dispute will be escalated and resolved in accordance with Article X of the Separation Agreement, mutatis mutandis.

Section 5.5      Taxes.  In addition to any amounts otherwise payable by Service Recipient pursuant to this Agreement, Service Recipient shall be responsible, and promptly pay or reimburse Service Provider, for any sales, use, value added, goods and services, excise, transfer, recording or similar taxes, including any interest, penalties or additional amounts imposed with respect thereto, imposed with respect to, or in connection with, the provision of Services or payment of any fees hereunder.

ARTICLE VI

TRANSITION SERVICE RESPONSIBILITIES

Section 6.1      Responsibilities of Service Provider.

(a)     During the Term, Service Provider agrees to designate and maintain an ongoing primary contact: (a) with whom Service Recipient may communicate about current issues, needs, and problem resolution; (b) who has authority to make or cause to be made prompt technical decisions on Service Provider’s part; (c) who will be reasonably accessible by Service Recipient; and (d) who will remain generally knowledgeable about Service Provider’s policies and procedures in connection with the provision of the Services. Such Service Provider contact is referred to herein as the Service Provider Business Relationship Manager (“SPBRM”).  The SPBRM shall have regular meetings with the SRBRM, in person or via teleconference, pursuant to a reasonable schedule agreed to by the SPBRM and SRBRM, to discuss the performance of the Parties of their obligations under this Agreement and to resolve any disputes pursuant to Section 5.4.  Service Provider may change its SPBRM from time-to-time upon prior, written notice to Service Recipient.

(b)     Service Provider shall provide technical assistance and training to Service Recipient personnel to the extent specified in the Transition Services Schedule.

(c)     Service Provider shall perform its obligations under this Agreement in a manner consistent with all Laws applicable to Service Provider in its capacity as a third party provider of the Services to the Service Recipient.

Section 6.2      Responsibilities of Service Recipient.

(a)     Following the Effective Date, Service Recipient shall exercise ultimate control over the operation of the SpinCo Business.  By entering into this Agreement, Service Recipient is not delegating any powers, duties or responsibilities to Service Provider or any of its Representatives that are required to be exercised or performed by the Service Recipient under applicable Laws.  Service Recipient shall be solely responsible for the operation of the SpinCo Business in accordance with all applicable Laws.

(b)     During the Term, Service Recipient agrees to designate and maintain an ongoing primary contact: (a) with whom Service Provider may communicate about current issues, needs, and problem resolution; (b) who has authority to make or cause to be made prompt technical decisions on Service Recipient’s part; and (c) who will be reasonably accessible by Service Provider. Such Service Recipient contact is referred to herein as the Service Recipient Business Relationship Manager (“SRBRM”).  The SRBRM shall have regular meetings with the SPBRM, in person or via teleconference, pursuant to a reasonable schedule agreed to by the SRBRM and SPBRM, to discuss the performance of the Parties of their obligations under this Agreement and to resolve any disputes pursuant to Section 5.4. Service Recipient may change its SRBRM from time-to-time upon prior, written notice to Service Provider.

(c)     Service Recipient shall provide Service Provider and its Representatives with access to its facilities as is reasonably necessary for Service Provider to perform the Services.

(d)     Service Recipient shall provide Service Provider and its Representatives with all information and documentation reasonably necessary for Service Provider to perform the Services.

(e)     Service Recipient shall make available, as reasonably requested by Service Provider, reasonable access to resources (including personnel) and provide timely decisions in order that Service Provider may perform its obligations hereunder.

(f)      Service Recipient acknowledges and agrees that certain of the Transition Services to be provided hereunder were previously performed for Service Provider or its Affiliates by individuals who may no longer be employed by Service Provider or its Affiliates as a result of the consummation of the transactions contemplated by the Separation Agreement and that the provision of the Services to Service Recipient may require Service Provider’s reasonable access to, or support from, Service Recipient’s relevant employees.

(g)     Service Recipient is and shall remain solely responsible for the content, accuracy and adequacy of all data that Service Recipient or its Representatives transmit or have transmitted to Service Provider for processing or use in connection with the performance of Services.

(h)     Service Recipient shall comply, and shall cause its Representatives to comply, with all applicable Laws in connection with their respective operations and obligations under this Agreement, including, the receipt and use of the Services.

Section 6.3      Mutual Responsibilities.  The Parties will reasonably cooperate with each other in all matters relating to the provision and receipt of Services.  Such reasonable cooperation shall include:

(i)      exchanging information relevant to the provision of Services hereunder;

(ii)     good faith efforts to mitigate problems with the work environment interfering with the Services; and

(iii)    each Party requiring its personnel to obey, while on the other Party’s premises, applicable security regulations and procedures and other published policies of which it is informed by the other Party.

ARTICLE VII

INTELLECTUAL PROPERTY

Section 7.1      Existing Ownership Rights Unaffected.  Neither Party will gain, by virtue of this Agreement, any rights of ownership or use of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other Party or its Affiliates.  No license, title, ownership, or other intellectual property or proprietary rights are transferred to Service Recipient or any Representative of Recipient Representative pursuant to this Agreement, and Service Provider retains all such rights, titles, ownership and other interests in the Host Systems and all other software, hardware, systems and resources it uses to provide the Services, including, any special programs, functionalities, interfaces, or other work product that Service Provider or its Representatives may develop at Service Recipient’s request to provide the Services.   Service Provider shall be the sole and exclusive owner of, and nothing in this

Agreement shall be deemed to grant Service Recipient or any Representative of Service Recipient any right, title, license, leasehold right or other interest in or to, any copyrights, patents, trade secrets, other intellectual property rights, ideas, concepts, techniques, inventions, processes, systems, works of authorship, facilities, floor space, resources, special programs, functionalities, interfaces, computer hardware or software, documentation or other work product developed, created, modified, improved, used or relied upon by Service Provider or its Representatives in connection with the Services or the performance of Service Provider’s obligations hereunder.  For the avoidance of doubt, no such items shall be considered a work made for hire within the meaning of Title 17 of the United States Code.

ARTICLE VIII

RELATIONSHIP BETWEEN THE PARTIES

Section 8.1      Independent Contractors.  The Parties to this Agreement are and shall remain independent contractors and neither Party is an employee, agent, partner, franchisee or joint venturer of or with the other.  Each Party will be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting its employees.  Neither Party shall hold itself out as an agent of the other and neither Party shall have the authority to bind the other.

ARTICLE IX

CONFIDENTIALITY

Section 9.1      Confidentiality.  Service Recipient (on behalf of itself and each other member of its Group) and Service Provider (on behalf of itself and each other member of its Group) shall hold, and shall cause each of their respective Affiliates to hold, and each of the foregoing shall cause their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, and not disclose or release or use, without the prior written consent of such member of the other Group, for any purpose other than as expressly permitted pursuant to this Agreement, any and all Confidential Information concerning any member of the other Group disclosed hereunder; provided, that each Party and the members of its Group may disclose, or may permit disclosure of, such Confidential Information (i) to other members of their Group and their respective Representatives who have a need to know such information for purposes of performing services for a member of such Group and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, such Party will be responsible, (ii) if it or any of its Affiliates are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, or (iii) as necessary in order to permit such Party to prepare and disclose its financial statements, or other disclosures required by Law or such applicable stock exchange.  Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to the foregoing clause (ii) above, the Party requested to disclose Confidential Information concerning a member of the other Group, shall promptly notify such member of the other Group of the existence of such request or demand and, to the extent practicable, shall provide such member of the other Group thirty (30) days (or such lesser period as is practicable) to seek an appropriate protective order or other remedy, which the Parties will cooperate in obtaining.  In the event that such appropriate protective order or other remedy is not obtained, the Party that is required to disclose Confidential Information about a member of the other Group shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall use reasonable efforts to ensure that confidential treatment is accorded such information.

Section 9.2      Reasonable Care.  Notwithstanding anything to the contrary set forth herein, the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information of any member of the other Group if they exercise the same degree of care (but no less than a reasonable degree of care) as they exercise to preserve confidentiality for their own similar Confidential Information.

ARTICLE X

INDEMNIFICATION

Section 10.1    Indemnification by Service Recipient.  Service Recipient hereby agrees to indemnify, defend and hold harmless Service Provider, its Affiliates, its Representatives and its and their respective officers, directors, agents, employees and Affiliates, from and against any and all Losses arising out of, relating to or resulting from (i) Service Recipient’s or any of its Representatives’ gross negligence or willful misconduct related to this Agreement, (ii) Service Provider’s or any of its Representatives’ execution of an instruction of Service Recipient regarding an action to be taken under this Agreement, (iii) Service Recipient’s or any of its Representatives’ breach of this Agreement, or (iv) Third Party property damage or personal injury to a Third Party caused by Service Recipient or its Representatives relating to this Agreement.

Section 10.2    Indemnification by Service Provider.  Service Provider hereby agrees to indemnify, defend and hold harmless Service Recipient and its officers, directors, agents, employees and Affiliates from and against any and all Losses arising out of, relating to or resulting from (i) Service Provider’s or any of its Representatives’ gross negligence or willful misconduct relating to this Agreement or (ii) Service Provider’s or any of its Representatives’ breach of this Agreement, except to the extent arising from a claim for which Service Recipient has an indemnification obligation pursuant to Section 10.1.

Section 10.3    Procedures for Indemnification.  The provisions of Section 9.4 of the Separation Agreement shall apply to a claim for indemnification hereunder, mutatis mutandis.

ARTICLE XI

LIMITATIONS OF LIABILITY; DISCLAIMER

Section 11.1    EXCEPT FOR CLAIMS ARISING AS A RESULT OF (A) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE IX,   (B) A PARTY’S INDEMNIFICATION OBLIGATIONS WITH RESPECT TO THIRD PARTY

LOSSES UNDER ARTICLE X, OR (C) A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW: (I)  NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF USE, COST OF COVER, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL, DIRECT, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF, OR THE FORESEEABILITY OF, SUCH DAMAGES; AND (II) SERVICE RECIPIENT’S LIABILITY FOR DAMAGES HEREUNDER SHALL NOT EXCEED THE AMOUNT OF THE FEES PAID (OR PAYABLE) BY SERVICE RECIPIENT TO SERVICE PROVIDER UNDER THE TRANSITION SERVICES SCHEDULE.  IN NO EVENT SHALL SERVICE PROVIDER’S LIABILITY IN THE AGGREGATE FOR DAMAGES HEREUNDER EXCEED THE AMOUNT OF FEES PAID BY SERVICE RECIPIENT TO SERVICE PROVIDER UNDER THE TRANSITION SERVICES SCHEDULE (EXCLUDING ALL AMOUNTS PASSED THROUGH OR PAID BY SERVICE PROVIDER TO A THIRD PARTY HEREUNDER).

Section 11.2    Disclaimer of Representations and Warranties.  EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT, NO PARTY IS REPRESENTING OR WARRANTING IN ANY WAY AS TO AND HEREBY DISCLAIMS ANY AND ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUIET ENJOYMENT, NONINFRINGEMENT AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE.  ALL SERVICES PERFORMED AND PROVIDED BY SERVICE PROVIDER HEREUNDER ARE PERFORMED, PROVIDED, AND MADE AVAILABLE ON AN “AS IS” AND “WITH ALL FAULTS” BASIS.

ARTICLE XII

FORCE MAJEURE

Section 12.1    Each Party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of Service Recipient to make payments to Service Provider for Services rendered, if such failure or delay is caused by any event or condition beyond the reasonable control of the impacted Party, including act of God, voluntary or involuntary compliance with any regulation, Law or order of any government, war, act of terror, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of facilities, systems or materials by fire, earthquake, storm or like catastrophe.  The impacted Party shall take measures to overcome the condition with respect to the Services which are consistent in all material respects with the measures taken in connection with the Party’s other similarly affected operations, as relevant.

ARTICLE XIII

MISCELLANEOUS

Section 13.1    Amendments and Waivers.

(a)     This Agreement may not be amended except by an agreement in writing signed by both Parties.

(b)     Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party.  No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy.  The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 13.2    Entire Agreement.  This Agreement, the Separation Agreement, and the other Ancillary Agreements and the Exhibits and Schedules referenced herein and therein and attached hereto or thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof.

Section 13.3    Third-Party Beneficiaries.  Except with respect to Third-Party indemnitees under Article X, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 13.4    Coordination with Tax Matters Agreement.  Except as specifically provided herein, this Agreement shall not apply to Taxes (which are covered by the Tax Matters Agreement).  In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matter addressed in the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

Section 13.5    Notices.  All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party (as updated from time to time by notice in writing to the other Party):

(a)        If to Service Provider:

HCP, Inc.
1920 Main Street, Suite 1200
Irvine, CA 92614
Attention:        Office of the General Counsel

E-mail:

Facsimile:        (949) 407-0800

(b)       If to Service Recipient:

Quality Care Properties, Inc.
[Address]
Attention:        Chief Financial Officer

E-mail:            [•]

Facsimile:       [•]

Section 13.6    Counterparts; Electronic Delivery.  This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement.  Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 13.7    Severability.  If any term or other provision of this Agreement or the Exhibits and Schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.  If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 13.8    Assignability; Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of each Party under this Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and any attempt to assign any rights or obligations under this Agreement without such consent shall be null and void.  Notwithstanding the foregoing, (i) either Party may assign its rights and obligations under this Agreement to any of their respective Affiliates provided that no such assignment shall release such assigning Party from any liability or obligation under this Agreement, and (ii) Service Provider may assign its rights and obligations, in whole or in part, under this Agreement in connection with the assignment or other transfer of all or the applicable portion of the business of Service Provider or its Affiliates, or the relevant assets, or any part thereof, to which a Service relates.

Section 13.9    Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive Laws of the State of California, without regard to any conflicts of law provisions thereof that would result in the application of the Laws of any other jurisdiction.

Section 13.10  Construction.  This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party.  The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have.  The Parties have relied upon their own knowledge and judgment.  The Parties have had access to independent legal advice, have conducted such investigations they thought appropriate, and have consulted with such other independent advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith.  The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement.  The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 13.11  Performance.  Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 13.12  Title and Headings.  Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 13.13  Exhibits and Schedules.  The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.

HCP, INC.

By:
Name:
Title:

QUALITY CARE PROPERTIES, INC.

By:
Name:
Title:

Schedule A